Exhibit 10.7

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment and Assumption Agreement") is made and effective as of this 17th day of July 2016, by each of Aviv Tzidon of Slozisty 50 street Tel-Aviv, Israel, and by Magic Stone - Gemstone Import and Marketing Ltd., a company organized under the laws of the State of Israel (each a “Assignor”, and collectively, the “Assignors”) and Eviation Tech Ltd., a company under the law of Israel having ID # 515443182 (the “Assignee”)

W I T N E S S E T H

WHEREAS

Assignors have individually or together entered into those certain agreements, undertakings, licenses or other obligations (“Assigned Agreements”)as are listed on Exhibit A hereto, granting to the Assignors certain rights and obligations thereunder;

Assignors wish to assign, sell, grant and transfer to Assignee all of the rights and obligations under the Assigned Agreements, and Assignee wishes to assume from the Assignors all of the rights and obligations of the Assignors under the Assigned Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree, subject to the terms and conditions set forth herein, as follows:

1.       Each of the Assignors, Individually and collectively, hereby assigns, conveys and delivers to Assignee, effective as of the date hereof, all of the Assignor’s rights, title and interest in, to and under the Assigned Agreements, to have and to hold the same unto Assignee and its successors, and Assignee hereby assumes all of Assignor’s rights, title, interest in, to and under, and all liabilities and obligations under the Assigned Agreements set forth on Exhibit A.

2.       Assignee, effective as of the date hereof, hereby absolutely and irrevocably assumes, and undertakes to be liable and responsible for, and agrees to perform, pay and discharge when due, and hold Assignor’s harmless from and indemnify Assignors against the obligations and liabilities under the Assigned Agreements.

3.       This Assignment and Assumption Agreement shall be binding upon and inure solely to the benefit of Assignors and Assignee and their respective permitted successors and assigns. Anything herein to the contrary notwithstanding, this Assignment and Assumption Agreement shall not constitute an assignment if any attempted assignment, without the consent or approval of a third party, would constitute a breach of any agreement relating to the same, provided that the rights in any such agreement shall be deemed held in trust by the Assignors on behalf of the Assignee until such consent is procured.

4.       None of the rights or remedies or disclosures and disclaimers of any party under the Assigned Agreements (or any schedule or exhibit attached thereto) shall be deemed to be enlarged, modified or altered in any way by this Assignment and Assumption Agreement.

5.       This Assignment and Assumption Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Assignment and Assumption Agreement.

6.       This Assignment and Assumption Agreement shall be governed and construed in accordance with the laws of the State of Israel without regard to any applicable principles of conflicts of laws.

Assignors

/s/ Aviv Tzidon

Mr. Aviv Tzidon

MAGIC STONE GEMSTONE IMPORT AND MARKETING LTD.

By:	/s/ Michael Ilan
Title:	Director

Assignee

EVIATION TECH LTD.

/s/ Omer Bar-Yohai
Address: 1 Haofeh St., Kadima-Tzoran, Israel
By:	Omer Bar-Yohai
Title:	CEO